Exhibit 99.1

American Farmland

Company and Subsidiaries

Consolidated Financial Statements as of December 31, 2016 and 2015

INDEX TO FINANCIAL STATEMENTS

Consolidated Financial Statements:
Report of Independent Auditors	3-4
Consolidated Balance Sheets as of December 31, 2016 and 2015	5
Consolidated Statements of Operations for the Years Ended December 31, 2016 and 2015	6
Consolidated Statements of Changes in Equity for the Years Ended December 31, 2016 and 2015	7
Consolidated Statements of Cash Flows for the Years Ended December 31, 2016 and 2015	8
Notes to Consolidated Financial Statements	9-22

Report of Independent Auditors

To the Management of Farmland Partners, Inc.

We have audited the accompanying consolidated financial statements of American Farmland Company and its subsidiaries, which comprise the consolidated balance sheet as of December 31, 2016 and the related consolidated statements of operations, changes in equity and cash flows for the year then ended.

Management’s Responsibility for the Consolidated Financial Statements

Management is responsible for the preparation and fair presentation of the consolidated financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

Auditors’ Responsibility

Our responsibility is to express an opinion on the consolidated financial statements based on our audit.  We conducted our audit in accordance with auditing standards generally accepted in the United States of America.  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements.  The procedures selected depend on our judgment, including the assessment of the risks of material misstatement of the consolidated financial statements, whether due to fraud or error.  In making those risk assessments, we consider internal control relevant to the Company’s preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control. Accordingly, we express no such opinion.  An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements.  We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of American Farmland Company and its subsidiaries as of December 31, 2016, and the results of their operations and their cash flows for the year then ended in accordance with accounting principles generally accepted in the United States of America.

Other Matter

The consolidated financial statements of the Company as of December 31, 2015 and for the year then ended were audited by other auditors whose report, dated March 30, 2016, expressed an unmodified opinion on those statements.

/s/ PricewaterhouseCoopers LLP

Denver, Colorado

August 28, 2017

American Farmland Company and Subsidiaries

Consolidated Balance Sheets

	December 31,
	2016	2015
ASSETS:
Investments in real estate—net	$228,444,998	$171,342,731
Cash and cash equivalents	1,355,779	14,518,788
Rent receivable	2,324,536	1,766,254
Deferred financing costs, net	425,962	558,992
Other assets	877,957	2,099,336
Total assets	$233,429,232	$190,286,101
LIABITILIES AND EQUITY:
LIABILITIES:
Borrowings under credit facilities	$75,000,000	$27,200,000
Accrued expenses and other liabilities	5,783,895	2,377,305
Legacy performance fee payable to Agricultural Sub-Adviser	—	1,106,307
Unearned rent	2,279,712	834,858
Total liabilities	83,063,607	31,518,470
Commitments and contingencies (see Note 9)
EQUITY:
Common stock, $0.01 par value—300,000,000 shares authorized; 19,631,054 shares issued and outstanding at December 31, 2016 and 16,890,847 shares issued and outstanding at December 31, 2015	196,311	168,908
Additional paid-in-capital	171,052,332	149,846,969
Accumulated deficit	(25,056,299)	(17,644,793)
Company stockholders’ equity	146,192,344	132,371,084
Non-controlling interests in operating partnership	4,173,281	26,396,547
Total equity	150,365,625	158,767,631
Total liabilities and equity	$233,429,232	$190,286,101

The accompanying notes are an integral part of these financial statements.

American Farmland Company and Subsidiaries

Consolidated Statements of Operations

	For the Years Ended December 31,
	2016	2015
OPERATING REVENUES:
Fixed rent	$8,902,769	$5,273,436
Participating rent	5,105,659	4,307,950
Recovery of real estate taxes	1,732,433	484,983
Other revenue	90,349	82,667
Total operating revenues	15,831,210	10,149,036
OPERATING EXPENSES:
Depreciation	4,328,080	2,027,091
Management and performance fees—related party	—	2,884,756
Property operating expenses	3,273,733	1,594,177
Acquisition—related expenses	136,862	—
Professional fees	4,128,474	1,020,882
Internalization expense	—	9,794,745
Sub-advisory fees	2,800,601	413,930
General and administrative expenses	5,001,204	912,489
Total operating expenses	19,668,954	18,648,070
OPERATING LOSS	(3,837,744)	(8,499,034)
OTHER (INCOME) EXPENSE:
Interest income	(2,149)	(1,404)
Interest expense and financing costs	1,685,814	594,822
Total other expense	1,683,665	593,418
LOSS BEFORE GAIN (LOSS) ON SALE OF ASSETS	(5,521,409)	(9,092,452)
Gain (loss) on sale of assets	2,106,263	(29,414)
LOSS BEFORE INCOME TAXES	(3,415,146)	(9,121,866)
Income tax provision	200,670	165,848
NET LOSS	(3,615,816)	(9,287,714)
Less net loss attributable to non-controlling interests	(604,107)	(1,413,105)
NET LOSS ATTRIBUTABLE TO THE COMPANY	$(3,011,709)	$(7,874,609)

The accompanying notes are an integral part of these financial statements.

American Farmland Company and Subsidiaries

Consolidated Statements of Changes in Equity

	No. of Shares	Common Stock	Preferred Stock	Additional Paid in Capital	Accumulated Deficit	Non-Controlling Interests	Total Equity
BALANCE—January 1, 2015	10,436,902	$104,369	$—	$105,445,855	$(6,672,472)	$20,561,963	$119,439,715
Issuance of stock—securities sales pre Offering	453,945	4,539	—	5,245,461	—	—	5,250,000
Issuance of stock—securities sales from Offering	6,000,000	60,000	—	47,940,000	—	—	48,000,000
Issuance of common units—internalization	—	—	—	—	—	7,891,504	7,891,504
Redemption of preferred stock	—	—	—	(31,900)	—	—	(31,900)
Offering costs	—	—	—	(8,752,447)	—	—	(8,752,447)
Net loss	—	—	—	—	(7,874,609)	(1,413,105)	(9,287,714)
Dividends and distributions *	—	—	—	—	(3,097,712)	(643,815)	(3,741,527)
BALANCE—December 31, 2015	16,890,847	168,908	—	149,846,969	(17,644,793)	26,396,547	158,767,631
Share based compensation	31,050	311	—	235,225	—	—	235,536
Conversion of operating partnership units into common stock	2,709,157	27,092	—	19,955,559	—	(19,982,651)	—
Offering cost reversal	—	—	—	26,138	—		26,138
Net loss	—	—	—	—	(3,011,709)	(604,107)	(3,615,816)
Dividends and distributions *	—	—	—	—	(4,399,797)	(648,067)	(5,047,864)
Allocation of non-controlling interest in Operating Partnership				988,441		(988,441)	—
BALANCE—December 31, 2016	19,631,054	$196,311	$—	$171,052,332	$(25,056,299)	$4,173,281	$150,365,625

* For full detail of dividends paid refer to Note 8 (Stockholders’ Equity)

The accompanying notes are an integral part of these financial statements.

American Farmland Company and Subsidiaries

Consolidated Statements of Cash Flows

	For the Years Ended December 31,
	2016	2015
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(3,615,816)	$(9,287,714)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation	4,328,080	2,027,091
(Gain) loss on sale of assets	(2,106,263)	29,414
Amortization of deferred financing costs	135,707	80,272
Share based compensation	235,536	—
Internalization expense	—	9,794,745
Changes in operating assets and liabilities:
(Increase) decrease in other assets	(278,621)	44,455
Increase in rent receivable	(558,282)	(217,079)
Increase (decrease) in unearned rent	1,444,854	(753,118)
Increase in accrued expenses and other liabilities	2,299,672	347,243
(Decrease) increase in legacy performance fee payable to Agricultural Sub-Adviser	(1,106,307)	2,027
Decrease in performance fee payable to AFA	—	(1,231,398)
Decrease in management fee payable to AFA	—	(331,143)
Net cash provided by operating activities	778,560	504,795
CASH FLOWS FROM INVESTING ACTIVITIES:
Acquisition of real estate investments	(63,525,429)	(25,075,168)
Capital expenditures on real estate investments	(4,940,665)	(9,182,908)
Proceeds from sale of assets	10,777,806	4,330
Cash acquired in Internalization Transaction	—	102,050
Deposits for acquisition of real estate investments	—	(1,500,000)
Net cash used in investing activities	(57,688,288)	(35,651,696)
CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from issuance of stock—securities sales	—	48,000,000
Redemption of preferred stock	—	(31,900)
Proceeds from borrowings under credit facility	53,750,000	31,800,000
Repayment of borrowings under credit facility	(5,950,000)	(25,000,000)
Offering costs paid	(50,000)	(8,358,303)
Financing costs paid	(2,677)	(492,797)
Dividends paid to shareholders	(3,387,562)	(3,074,138)
Distributions paid to non-controlling interests	(613,042)	(643,815)
Net cash provided by financing activities	43,746,719	42,199,047
Net (decrease) increase in cash and cash equivalents	(13,163,009)	7,052,146
Cash and cash equivalents at beginning of year	14,518,788	7,466,642
Cash and cash equivalents at end of year	$1,355,779	$14,518,788
NONCASH INVESTING ACTIVITY:
Deposits for real estate investments paid in 2015, which closed in 2016	$1,500,000	—
Fixed asset acquired in Internalization Transaction	—	$1,228
Capital expenditures payable in subsequent year	$288,740	$152,944
Other assets acquired in Internalization Transaction	—	$177,509
Accrued expenses acquired in Internalization Transaction	—	$219,748
Legacy performance fee payable to Agricultural Sub-Adviser acquired in Internalization Transaction	—	$1,104,280
NONCASH FINANCING ACTIVITIES:
Dividend declared in one year and paid in subsequent year	$1,233,189	$220,954
Distributions declared in one year and paid in subsequent year	$35,025	—
Conversion of operating partnership units into common stock	$19,982,651	—
Subscriptions received in prior year	—	$5,250,000
Operating Partnership Units issued pursuant to the Internalization Transaction	—	$7,891,504
Reduction of equity related to offering costs	—	$8,752,447
Deferred offering costs	—	$8,248,527
SUPPLEMENTAL DISCLOSURE
Cash interest paid	$1,524,197	$499,533
Cash paid for income taxes	$86,016	$79,832

The accompanying notes are an integral part of these financial statements.

American Farmland Company

Notes to Consolidated Financial Statements

1. ORGANIZATION

American Farmland Company (together with its subsidiaries, the “Company”), a Maryland corporation, was established on October 9, 2009, and commenced its operations on October 15, 2009, for purposes of investing in farmland principally located in the United States.  The Company conducts all of its activities through American Farmland Company L.P. (the “Operating Partnership”), a Delaware limited partnership.  The Company owned 97.2% and 83.8% of the limited partnership interests in the Operating Partnership at December 31, 2016 and 2015, respectively.

The Company is the sole general partner of the Operating Partnership.  Prior to its internalization on October 23, 2015 (the “Internalization Transaction”), American Farmland Advisors LLC (“AFA”) was the external advisor of the Operating Partnership as well as its co-general partner (see Note 7).

American Farmland TRS LLC (“AFC TRS LLC”), a Delaware limited liability company, was formed originally to hold part of the interest in AFA held by one of the owners of AFA and was acquired by the Operating Partnership as part of the Internalization Transaction. We have elected for AFC TRS LLC to be taxed as a taxable REIT subsidiary (“TRS”). Since we indirectly own 100% of the voting securities of AFC TRS LLC, the financial position and results of operations of AFC TRS LLC are consolidated within our financial statements.  AFCO CA TRS LLC (“California TRS”), a Delaware limited liability company, was formed to acquire the non-real estate related assets from one of our 2015 acquisitions upon the expiration of the lease with the tenant or earlier under certain circumstances.  We have elected for California TRS to be taxed as a TRS.  Since we indirectly own 100% of the voting securities of California TRS, the financial position and results of operations of California TRS are consolidated within our financial statements.  Neither AFC TRS LLC nor AFCO CA TRS LLC had any income for the years ended December 31, 2016 and 2015, respectively. All subsequent references in this report to the “Company,” “we,” “us” and “our” refer, collectively, to American Farmland Company, the Operating Partnership, AFA and the Operating Partnership’s subsidiaries, unless the context otherwise requires or where otherwise indicated.  All references to numbers of acres within this report are unaudited.

On October 19, 2015, the Securities and Exchange Commission declared effective the Company’s Registration Statement on Form S-11, as amended (File No. 333-205260) in connection with the Company’s initial public offering, pursuant to which it registered and sold 6,000,000 shares of the Company’s common stock, including 419,900 shares pursuant to a directed shares program, at a public offering price of $8.00 per share, which closed on October 23, 2015 (the “Offering”). The Offering resulted in gross proceeds of $48 million and net proceeds, after deducting underwriting discounts and offering costs expenses borne by the Company, of approximately $39.2 million.

On September 12, 2016, the Company and the Operating Partnership entered into a definitive agreement and plan of merger (the “merger agreement”) with Farmland Partners Inc. (“FPI”), Farmland Partners Operating Partnership, LP (“Farmland Partners OP”), and certain of their respective subsidiaries, providing for (i) the merger of the Company with and into a wholly-owned subsidiary of FPI with such wholly-owned subsidiary of FPI surviving the merger (the “company merger”) and (ii) the merger of another wholly-owned subsidiary of FPI with and into the Operating Partnership with the Operating Partnership surviving the merger (the “partnership  merger” and, together with the company merger, the “mergers”).  The Company expensed $3,023,638 for the year ended December 31, 2016 in professional fees and other costs associated with its strategic alternatives review process and the negotiation of the mergers, which is included in Professional fees on the Consolidated Statement of Operations.

Subsequent events

On February 2, 2017, the mergers were completed in accordance with the terms of the merger agreement.   At the effective time of the company merger, each share of the Company’s common stock, issued and outstanding immediately prior to the effective time of the company merger (other than any shares of the Company’s common stock owned by any wholly owned subsidiary of the Company or by FPI or Farmland Partners OP or any wholly owned subsidiary of FPI or Farmland Partners OP), was automatically converted into the right to receive 0.7417 shares of FPI common stock (“company merger consideration”).  In addition, in connection with the company merger, each outstanding Company restricted stock unit that had become fully earned and vested in accordance with its terms was converted into the right to receive the company merger consideration.

At the effective time of the partnership merger, which was immediately prior to the effective time of the company merger, each common unit of limited partnership interest in the Operating Partnership issued and outstanding immediately prior to the effective time of the partnership merger, automatically converted into the right to receive 0.7417 Class A common units of limited partnership interest in Farmland Partners OP.

American Farmland Company

Notes to Consolidated Financial Statements

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

The accompanying consolidated financial statements include the accounts of the Company, the Operating Partnership and its wholly owned subsidiaries.  All intercompany transactions and balances have been eliminated. Our consolidated financial statements are prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”), which require us to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from those estimates.

Cash and Cash Equivalents—The Company considers all highly liquid investments purchased with a maturity of three months or less to be cash equivalents.    There were no such cash equivalents at December 31, 2016 and 2015.

The Company maintains cash balances in major banks which, at times, may exceed the limits of amounts insured by the Federal Deposit Insurance Corporation (FDIC). The Company had funds on deposit in excess of amounts insured by the FDIC; however, the Company believes the credit risk related to these deposits is minimal.

Investments in Real Estate—Investments in real estate consist of farmland and improvements made to the farmland, consisting of buildings; wells, irrigation and drain systems; and trees and vines acquired in connection with the land purchase. Investments in real estate are recorded at cost. Improvements, replacements and costs of development for new trees and vines or the repurposing of raw land are capitalized when they extend the useful life or improve the use of the asset. Costs of repairs and maintenance are expensed as incurred. Depreciation is computed using the straight-line method over the estimated useful lives of the depreciable assets. The estimated useful lives range from seven to eighteen years for land improvements, twenty-five to thirty years for buildings, five to thirty years for trees and vines, and five to eight years for fixtures and equipment.

In some cases we acquire farmland without a lease in place, with newly-originated leases where the seller or related party is not the tenant, or in sale-leaseback transactions with newly-originated leases. These transactions are accounted for as asset acquisitions under Accounting Standards Codification (“ASC”) 360, “Property, Plant and Equipment.” In the case of an asset acquisition, the transaction costs incurred are capitalized as part of the purchase price of the asset.

Other acquisitions involve the acquisition of farmland that is already being operated as rental property and has a lease in place that is assumed at the time of acquisition, which are considered to be business combinations under ASC 805 “Business Combinations.” ASC 805 requires that all transaction costs related to the acquisition be expensed as incurred, rather than capitalized.

The Internalization Transaction included, among other things, the acquisition of AFA.  The Internalization Transaction was treated as a business combination under ASC 805, and the excess of the consideration over the fair value of the net liabilities assumed from AFA together with $860,000 of transaction costs associated with the Internalization Transaction were expensed in 2015.

Whether an acquisition is treated as an asset acquisition under ASC 360 or a business combination under ASC 805, the purchase price must be allocated to the tangible assets acquired and liabilities assumed (if any) consisting of land, buildings, improvements, trees and vines, long-term debt (if any), and identifiable intangible assets and liabilities, typically the value of any in-place leases, as well as above-market and below-market leases, based in each case on their fair values.

American Farmland Company

Notes to Consolidated Financial Statements

Management’s estimates of fair value are made using methods similar to those used by independent appraisers, such as a sales comparison approach, a cost approach, and an income capitalization approach (utilizing a discounted cash flow analysis). Factors considered by management in its analysis include an estimate of carrying costs during hypothetical, expected lease-up periods, taking into consideration current market conditions and costs to execute similar leases and the commodity prices for the crops grown and productivity on such properties, where the lease will include a participation in the gross revenues earned by the tenant. Management also considers information obtained about each property as a result of our pre-acquisition due diligence, marketing and leasing activities in estimating the fair value of the tangible and intangible assets acquired and liabilities assumed. In estimating carrying costs, management also includes real estate taxes, insurance and other operating expenses and estimates of lost rental income at market rates during the hypothetical, expected lease-up periods, which primarily range from 3 to 12 months, depending on specific local market conditions. Management also estimates costs to execute similar leases, including legal and other related expenses, to the extent that such costs are not already incurred in connection with a new lease origination as part of the transaction. Management allocates purchase price to the fair value of the tangible assets and liabilities of an acquired property by valuing the property as if it were vacant. The “as-if-vacant” value is allocated to land, buildings, improvements and trees and vines based on management’s determination of the fair values of these assets.

Above-market and below-market in-place lease values for acquired properties are recorded based on the present value (using an interest rate that reflects the risks associated with the leases acquired) of the difference between (i) the contractual amounts to be paid pursuant to the in-place leases and (ii) management’s estimate of fair market lease rates for the corresponding in-place leases, measured over a period equal to the remaining, non-cancelable term of the lease. The total amount of other intangible assets or liabilities acquired will be further allocated to in-place lease values based on management’s evaluation of the specific characteristics of each tenant’s lease. When determining the non-cancelable term of the lease, fixed-rate renewal options, if any, are evaluated to see if they should be included.  The value of in-place leases is amortized over the remaining term of the lease. Should a tenant terminate its lease, the unamortized portion of any above-market and below-market lease values, in-place lease values and any associated intangibles will be immediately charged to the related income or expense.  There were no above-market or below-market in-place lease intangibles as of December 31, 2016 and 2015.

Gain on sale of real estate is recognized using the full accrual method, when appropriate. Gains relating to transactions which do not meet the full accrual method of accounting are deferred and recognized when the full accrual method of accounting criteria are met or by using the installment or deposit methods of profit recognition, as appropriate in the circumstances.  As the assets are sold, their costs and related accumulated depreciation are written off with resulting gains or losses reflected in net income. Estimated future costs to be incurred by us after completion of each sale are accrued and included in the determination of the gain on sales.

We account for the impairment of real estate, including intangible assets, in accordance with ASC 360-10-35, “Property, Plant, and Equipment,” which requires us to periodically review the carrying value of each property to determine whether circumstances indicate impairment of the carrying value of the investment exists or if depreciation periods should be modified. If circumstances support the possibility of impairment, we prepare a projection of the undiscounted future cash flows, without interest charges, of the specific property and determine whether the carrying value of the investment in such property is recoverable. In performing the analysis, we consider such factors as agricultural and business conditions in the regions in which our farms are located, and the development period (if applicable), and whether there are indications that the fair value of the real estate has decreased. If the carrying amount is more than the aggregate undiscounted future cash flows, we would recognize an impairment loss to the extent the carrying amount exceeds the estimated fair value of the property.

We evaluate our entire property portfolio each quarter for any impairment indicators and perform an impairment analysis. We concluded that none of our properties were impaired as of December 31, 2016 or 2015. There have been no impairments recognized on real estate assets since our inception.

Non-Controlling Interests—Non-controlling interest is the portion of capital in the Operating Partnership not attributable to the Company.  Our non-controlling interests relate to the capital accounts of affiliates of the members of AFA (the “Founders”), the interests acquired by the owners of AFA pursuant to the Internalization Transaction and until October 23, 2015, the de minimis capital account of AFA in the Operating Partnership.  Non-controlling interests are reported in equity on the consolidated balance sheets but separate from the Company’s stockholders’ equity.

Rent receivable— Rent receivable is presented at face value, net of the allowance for doubtful accounts, if any. The allowance for doubtful accounts is established through provisions charged against income and is maintained at a level believed adequate by management to absorb estimated bad debts based on historical experience and current economic conditions. The allowance for doubtful accounts was $0 as of December 31, 2016 and 2015.

American Farmland Company

Notes to Consolidated Financial Statements

Deferred financing costs— Deferred financing costs consist of costs incurred to obtain financing, including legal fees, up-front commitment fees, administrative fees and in some cases, mortgage recording taxes.  Costs associated with our borrowings are deferred and amortized over the terms of the respective credit facilities using the straight-line method, which approximates the effective interest method.  Accumulated amortization of deferred financing costs was $252,500 and $116,793 as of December 31, 2016 and 2015, respectively.  Total amortization expense related to deferred financing costs amounting to $135,707 and $80,272 for the years ended December 31, 2016 and 2015, respectively, is included in interest expense and financing costs on the accompanying consolidated statements of operations. See Note 6, “Borrowings under Credit Facilities,” for further discussion on these related financings.

Other assets—Other assets primarily comprise prepaid expenses, deposits on potential farm acquisitions ($1.5 million as of December 31, 2015), deposits on trees to be acquired for development purposes and other miscellaneous receivables.

Operating Revenues—All leases on farms are classified as operating leases and the related base or fixed rental income from the farms is recognized on a straight-line basis commencing from the effective date of the lease or the acquisition date of the property in the case of in-place leases on properties acquired.  Differences between rental income earned and amounts due per the respective lease agreements are capitalized or charged, as applicable, to rent receivable or unearned rent, as applicable.

Participating rent is recorded when all contingencies have been resolved such that the tenant is entitled to gross revenues from a packing house, wine producer, shipper, huller processor or other marketing, processing or distributing entity, or crop insurance which enables the Company to estimate and/or measure its share of such gross revenues. As a result, depending on the circumstances described above for a particular lease, in certain instances, participating rent will be recognized by the Company in the year the crop was harvested, and in other instances, participating rent will be recognized partially in the year of the harvest and the balance in the year following the harvest.   We did not recognize $1,159,386 in participating rent revenue as of December 31, 2016. Amounts collected after the effective date of the merger will be recognized by FPI.

Recovery of expenses represents revenues from tenant leases that provide for the recovery of all or a portion of the real estate taxes of the respective property. The revenue is accrued in the same periods as the expense is incurred.

Expenses—Substantially all of our farm leases are structured in such a way that we are responsible for major maintenance, certain insurance and taxes (which are sometimes reimbursed to us by our tenants), while our tenant is responsible for minor maintenance, water usage and all of the additional input costs related to farming operations on the property, such as seed, fertilizer, labor and fuel. As the owner of the land, we generally only bear costs related to major capital improvements permanently attached to the property, such as irrigation systems, drainage tile, grain storage facilities, permanent plantings or other physical structures customary for farms.

We incur costs associated with managing our farmland. The management of our farmland, generally, is not labor or capital intensive because farmland generally has minimal physical structures that require routine inspection and maintenance, and our leases, generally, are structured to require the tenant to pay many of the costs associated with the property.

Income Taxes—The Operating Partnership qualifies as a partnership for U.S. federal income tax purposes. No provision has been made in the accompanying financial statements for federal, state or local income taxes for the Operating Partnership, as each partner is individually responsible for reporting their share of the Partnership’s income or loss on their own tax returns.  The Company operates in a manner intended to enable it to qualify as a REIT under Sections 856-860 of the Code. Under these sections, a real estate investment trust, which distributes at least 90% of its real estate investment trust taxable income (determined without regard to the deduction for dividends paid and excluding capital gains) to its stockholders each year and that meets certain other conditions, will not be subject to federal income taxes on that portion of its taxable income that is distributed to its stockholders. To the extent that the Company satisfies its annual distribution requirement but distributes less than 100% of taxable income, it will be subject to an excise tax on undistributed taxable income.  The Company is subject to federal income taxation in the event it generates taxable income from prohibited transactions.  The consolidated statement of operations for the years ended December 31, 2016 and 2015 included $200,670 and $165,848, respectively as a provision for income taxation resulting from prohibited transactions.  The prohibited transactions arise from revenue received from the sale of crops grown on farms undergoing development before the trees get to their fully mature and leasable stage.  Additionally, the Company consolidates within its financial statements the results of two TRSs, AFC TRS LLC and AFCO CA TRS LLC. The income taxes arising from these two TRSs have not been material to date.

The income tax provision reported represents the 100% tax attributed to the prohibited transactions of the Company.  As such, no rate reconciliation is applicable.

American Farmland Company

Notes to Consolidated Financial Statements

The Company accounts for uncertain tax positions in accordance with ASC 740 “Income Taxes.” ASC No. 740-10-65 addresses the determination of whether tax benefits claimed or expected to be claimed on a tax return should be recorded in the financial statements. Under ASC No. 740-10-65, the Company may recognize the tax benefit from an uncertain tax position only if it is more likely than not that the tax position will be sustained on examination by the taxing authorities based on technical merits of the position. The tax benefits recognized in the financial statements from such a position should be measured based on the largest benefit that has greater than 50% likelihood of being realized upon ultimate settlement. ASC No. 740-10-65 also provides guidance on de-recognition, classification, interest and penalties on income taxes and accounting in interim periods and requires increased disclosures.

As of December 31, 2016 and 2015, the Company did not have a liability for uncertain tax positions. Potential interest and penalties associated with such uncertain tax positions would be recorded as a component of the income tax provision. As of December 31, 2016, the tax years ended December 31, 2013 through December 31, 2016 remain open for an audit by the Internal Revenue Service.

Management does not believe the Company has any tax positions for which it is reasonably possible that it will be required to record significant amounts of unrecognized tax benefits within the next twelve months.

New Accounting Pronouncements

In August 2014, the FASB issued ASU No. 2014-15, Disclosure of Uncertainties about an Entity’s Ability to Continue as a Going Concern (“ASU 2014-15”), which requires management to evaluate whether there are conditions or events that raise substantial doubt about the entity’s ability to continue as a going concern, and to provide certain disclosures when it is probable that the entity will be unable to meet its obligations as they become due within one year after the date that the financial statements are issued. ASU 2014-15 is effective for the annual period ended December 31, 2016 and for annual periods and interim periods thereafter with early adoption permitted.  The Company adopted the guidance effective for the quarterly period ended March 31, 2016.  There was no impact on the Company’s consolidated statements as of December 31, 2016 as a result of the adoption of ASU 2015-16.

In February 2015, the FASB issued ASU No. 2015-02, Consolidation (Topic 810): Amendments to the Consolidation Analysis (“ASU 2015-02”). ASU 2015-02 significantly changes the consolidation analysis required under U.S. GAAP.  The new standard changes the way a reporting entity evaluates whether (a) limited partnerships and similar entities should be consolidated, (b) fees paid to decision makers or service providers are variable interests in a variable interest entity (“VIE”), and (c) variable interests in a VIE held by related parties require the reporting entity to consolidate the VIE. ASU 2015-02 also eliminates the VIE consolidation model based on majority exposure to variability that applied to certain investment companies and similar entities. ASU 2015-02 is effective for annual and interim reporting periods beginning after December 15, 2015, with early adoption permitted.   On January 1, 2016, the Company adopted ASU 2015-02.  The guidance does not amend the existing disclosure requirements for variable interest entities (“VIEs”) or voting interest model entities.  The guidance, however, modified the requirements to qualify under the voting interest model.  Under the revised guidance, the Operating Partnership will be a variable interest entity of the Company.  As the Operating Partnership is already consolidated in the balance sheets of the Company, the identification of this entity as a variable interest entity has no impact on the consolidated financial statements.

In August 2015, the FASB issued ASU No. 2015-15, Interest—Imputation of Interest (Subtopic 835-30): Presentation and Subsequent Measurement of Debt Issuance Costs Associated with Line-of-Credit Arrangements (“ASU 2015-15”), which codifies an SEC staff announcement that entities are permitted to defer and present debt issuance costs related to line of credit arrangements as assets.  ASU 2015-15 was effective immediately.  We assessed the impact of ASU 2015-15 and identified no material impact on our consolidated financial statements.

In September 2015, the FASB issued ASU No. 2015-16, Business Combinations (Topic 805): Simplifying the Accounting for Measurement-Period Adjustments (“ASU 2015-16”), which pertains to entities that have reported provisional amounts for items in a business combination for which the accounting is incomplete by the end of the reporting period in which the combination occurs and during the measurement period have an adjustment to provisional amounts recognized. The guidance requires that an acquirer recognize adjustments to provisional amounts that are identified during the measurement period in the reporting period in which the adjustment amounts are determined. Any adjustments should be calculated as if the accounting had been completed at the acquisition date. ASU 2015-16 is effective for annual and interim periods beginning after December 15, 2015, with early adoption permitted.  The Company adopted the guidance effective for the quarterly period ended March 31, 2016.  There was no impact on the Company’s consolidated statements as of December 31, 2016 as a result of the adoption of ASU 2015-16.

American Farmland Company

Notes to Consolidated Financial Statements

In January 2016, the FASB issued ASU No. 2016-01, Financial Instruments-Overall: Recognition and Measurement of Financial Assets and Financial Liabilities, which primarily affects the accounting for equity investments, financial liabilities under the fair value option, and the presentation and disclosure requirements for financial instruments.  Under this update, non-public entities are no longer required to disclose the fair value of financial instruments carried at amortized cost.  We have adopted the provision permitting the omission of fair value disclosures for the year ended December 31, 2016.

3. FAIR VALUE MEASUREMENTS

ASC 820 defines fair value, establishes a framework for measuring fair value and expands disclosures about fair value measurements. ASC 820 establishes a hierarchy for inputs used in valuation techniques to measure fair value and prioritizes those inputs that are observable (inputs based on independent market data) and those inputs that are unobservable (inputs developed internally). Assets and liabilities measured at fair value are classified in one of the following fair value hierarchy levels based on the lowest level of input that is significant to the fair value measurement. Availability of observable inputs can vary and is affected by a variety of factors. Management uses judgment in determining fair value of assets and liabilities; and Level 3 assets and liabilities involve greater judgment than Level 1 or Level 2 assets or liabilities:

Level 1—unadjusted quoted prices in active markets for identical assets or liabilities;

Level 2—quoted prices in markets that are not active for identical or similar assets or liabilities, quoted prices in active markets for similar assets or liabilities, and inputs other than quoted prices that are observable or can be corroborated by observable market data;

Level 3—inputs that are unobservable and significant to the fair value measurement, including inputs that are not derived from market data or cannot be corroborated by market data.

4. INVESTMENTS IN REAL ESTATE

Investments in real estate as of December 31, 2016 and 2015 are comprised of the following:

	2016	2015
Land	$144,854,485	$110,263,183
Land improvements	8,693,424	4,619,110
Buildings	1,449,484	1,191,000
Trees and vines	64,789,754	36,746,042
Development costs	11,557,706	19,892,332
Fixtures and equipment	6,592,090	3,898,916
	237,936,943	176,610,583
Less accumulated depreciation	(9,491,945)	(5,267,852)
Investments in real estate, net	$228,444,998	$171,342,731

Depreciation expense for the years ended December 31, 2016 and 2015 was $4,328,080, and $ 2,027,091, respectively.

New Real Estate Activity

2016 Real Estate Activity

On January 27, 2016, the Company closed on the acquisition of a portfolio of mature permanent crop properties (the “Sun Dial properties”) aggregating to approximately 2,186 gross acres and approximately 1,718 net plantable acres for a combined purchase price of $63,513,000, from Sun Dial, LLC and affiliates (the “Sun Dial acquisition”). The Company incurred $1,512,429 in acquisition costs associated with the Sun Dial acquisition. The purchase of these properties has been accounted for as an asset acquisition, and accordingly, the acquisition costs were capitalized as part of the purchase price of the assets acquired.

The seven properties are located across multiple counties in California, each with its own on-site water well(s) and/or surface water, and are being operated as four distinct farms (Cougar Ranch, Cheetah Ranch, Puma Ranch and Lynx Ranch) based on crop type and location.  Crops planted include almonds, lemons, mandarins and several other fresh citrus varieties as well as a small planting of prunes.  Green Leaf LLC, an affiliate of Sun Dial, LLC, and its affiliates (“Green Leaf”), which is also our tenant on Golden Eagle Ranch, executed operating lease agreements contemporaneously with the Sun Dial acquisition to operate all four farms.

American Farmland Company

Notes to Consolidated Financial Statements

On July 27, 2016, the Company completed the sale of its Hawk Creek Ranch development property for a gross sales price of $11,250,000. The net proceeds (net of transaction costs) of $10,777,706 resulted in a gain of $2,182,421 on the sale.  In addition, the Company sold fixtures and equipment with a book value of $7,358 for $100 and scrapped a portion of the development on Roadrunner Ranch resulting in a writeoff of $68,900 in development costs.

2015 Real Estate Activity

On August 18, 2015, the Company closed on a second tranche of a property for Golden Eagle Ranch located in Merced County, California (135 gross acres—130 tillable) for the purchase price of $5,135,000.  The Company incurred $72,139 in acquisition costs associated with this purchase.  The property is planted with almonds. The purchase of this property was treated as an asset acquisition.

On August 21, 2015, the Company closed on the purchase of a property for Kingfisher Ranch located in Fresno County, California (623 gross acres—511 tillable) for the purchase price of $19,637,000. The Company incurred $231,029 in acquisition costs associated with this purchase. The property is planted with pistachios. The purchase of this property was treated as an asset acquisition.

Concentrations

Geographic risk

13 of our 21 farms owned as of December 31, 2016, are located in California.  As of December 31, 2016, our farmland in California accounted for 5,006 acres, or 34.4% of the total tillable acreage we owned. Furthermore, these farms accounted for approximately $11.2 million, or 80.2%, of the total rental revenue recorded during the year ended December 31, 2016.  Rental revenue from our farms in California accounted for $7.1 million or 73.7% of the total rental revenue recorded by us during the year ended December 31, 2015. In addition, our farms in Illinois accounted for $1.4 million or 14.5% of the total rental revenue recorded during the year ended December 31, 2015.  Our farms in Florida accounted for 3,937 acres or 27.1% of the total tillable acreage as of December 31, 2016.  No other single state accounted for more than 10.0% of the total rental revenue recorded during the years ended December 31, 2016 or 2015.

American Farmland Company

Notes to Consolidated Financial Statements

Credit risk

All of our farms are leased to unrelated, third-party tenants.  Five of our farms are leased to a single tenant, Green Leaf Farms Inc. and affiliates (“Green Leaf”).  As of December 31, 2016, 2,904 tillable acres were leased to Green Leaf, representing 20.0% of the total tillable acreage we owned. At December 31, 2015, 1,186 tillable acres were leased to Green Leaf, representing 9.0% of the total tillable acreage we owned.  Aggregate rental revenue attributable to Green Leaf accounted for $6.9 million or 48.9% and $4.0 million or 41.4% of the total rental revenue recorded during the years ended December 31, 2016 and 2015, respectively.  One of our farms is leased to a tenant, Pleasant Valley Pistachio LLC (“Pleasant Valley”) which lease was entered into contemporaneously with the purchase of our Kingfisher Ranch property.  As of December 31, 2016, 511 acres were leased to Pleasant Valley, representing 3.5% of the total tillable acreage we owned.  Aggregate rental revenue attributable to Pleasant Valley accounted for $1.7 million or 11.9% of the total rental revenue recorded during the year ended December 31, 2016.  Aggregate rental revenue attributable to Pleasant Valley accounted for $1.0 million or 10.2% of the total rental revenue recorded during the year ended December 31, 2015.  Two of our farms are leased to two different tenants but who have the same principal owner, Steven McIntyre (“McIntyre”).  As of December 31, 2016, 468 acres were leased to McIntyre, representing 3.2% of the total tillable acreage we owned.  Furthermore, aggregate rental revenue attributable to McIntyre accounted for $1.6 million, or 11.5%, and $1.0 million, or 10.4%, of the rental revenue recorded during the years ended December 31, 2016 and 2015, respectively.  If any of these tenants fail to make rental payments or elects to terminate either of their leases, and the land cannot be re-leased on satisfactory terms, there would be a material adverse effect on our financial performance and ability to continue operations.  No other individual tenant represented 10.0% or more of the total rental revenue recorded during the years ended December 31, 2016 or 2015.

Crop type risk

Aggregate rental revenue attributable to citrus, almonds, pistachios and wine grapes accounted for $3.6 million, $3.6 million, $1.7 million and $1.6 million, or 25.7%, 25.5%, 11.9% and 11.5%, respectively, for the year ended December 31, 2016. Aggregate rental revenue attributable to almonds, commodity row crops, wine grapes and pistachios accounted for $4.0 million, $1.6 million, $1.1 million and $1.0 million, or 41.4%, 16.6%, 11.3% and 10.2%, respectively, for the year ended December 31, 2015.  30.5%, 25.0%, 13.6% and 11.0% of our total tillable acreage is planted with commodity row crops, specialty vegetables, almonds and citrus as of December 31, 2016, respectively.  33.6% of our total tillable acreage was planted with commodity row crops as of December 31, 2015.  No other individual crop type represented 10.0% or more of the total rental revenue recorded during the years ended December 31, 2016 or 2015.

5. ACCRUED EXPENSES AND OTHER LIABILITIES

Accrued expenses and other liabilities as of December 31, 2016 and 2015 consisted of the following:

	2016	2015
Accrued dividends and distributions payable	$1,268,214	$220,954
Accrued accounting fees	536,250	450,000
Accrued sub-advisory fees	667,671	497,777
Accrued real estate taxes	810,790	235,272
Accrued legal fees	690,181	105,795
Accrued interest payable	9,583	26,719
Accrued offering costs	—	76,138
Accrued other	1,801,206	764,650
Total	$5,783,895	$2,377,305

American Farmland Company

Notes to Consolidated Financial Statements

6. BORROWINGS UNDER CREDIT FACILITY

The Company entered into a $25.0 million revolving credit facility on December 5, 2013 to provide funds for potential acquisitions, development of existing properties and other corporate purposes. The facility bears interest on the drawn amount at the rate of 130 basis points (1.3%) above the Three Month London Interbank Offered Rate (0.9979% and 0.6127% at December 31, 2016 and 2015, respectively). The Company is required to pay any interest due quarterly in arrears beginning January 1, 2014 and any unpaid interest and drawn principal is due and payable in full on January 1, 2019 (“Maturity Date”). The minimum advance under the terms of the facility is $500,000 and may be repaid at any time prior to the Maturity Date. The credit facility is collateralized by a first mortgage over, and assignment of leases from, the Pleasant Plains Farm, Macomb Farm, Kane County Farms, Sweetwater Farm and Tillar Farm properties. The Company pays a 0.25% per annum non-usage fee.  There was $25.0 million outstanding under this credit facility at December 31, 2016 and no amount outstanding under this credit facility as of December 31, 2015.  The net book value of the collateral for this credit facility at December 31, 2016 was $37,587,449.

On January 14, 2015, the Company entered into a second $25.0 million revolving credit facility to provide funds for potential acquisitions, development of existing properties and other corporate purposes. The facility bears interest on the drawn amount at the rate of 130 basis points (1.3%) above the Three Month London Interbank Offered Rate (0.9979% and 0.6127% at December 31, 2016 and 2015, respectively). The Company is required to pay any interest due quarterly in arrears beginning April 1, 2015 and any unpaid interest and drawn principal is due and payable in full on January 1, 2020 (“Second Maturity Date”). The minimum advance under the terms of the facility is $500,000 and may be repaid at any time prior to the Second Maturity Date. The credit facility is collateralized by a first mortgage over and assignment of leases from the Quail Run Vineyard, first tranche of Golden Eagle Ranch and Blue Heron Farms properties. The Company pays a 0.25% per annum non-usage fee. The amount outstanding under this credit facility at December 31, 2016 and 2015 was $25.0 million.  The net book value of the collateral for this credit facility at December 31, 2016 was $37,247,565.

On August 18, 2015, the Company entered into a third $25.0 million revolving credit facility to provide funds for potential acquisitions, development of existing properties and other corporate purposes. The facility bears interest on the drawn amount at the rate of 130 basis points (1.3%) above the Three Month London Interbank Offered Rate (0.9979% and 0.6127% at December 31, 2016 and 2015, respectively). The Company is required to pay any interest due quarterly in arrears beginning October 1, 2015 and any unpaid interest and drawn principal is due and payable in full on August 1, 2020 (“Third Maturity Date”). The minimum advance under the terms of the facility is $500,000 and may be repaid at any time prior to the Third Maturity Date. The credit facility is collateralized by a first mortgage over and assignment of leases from the second tranche of Kimberly Vineyard, Roadrunner Ranch, Condor Ranch, Blue Cypress Farm, Grassy Island Groves and Falcon Farms properties. The Company pays a 0.25% per annum non-usage fee. The amount outstanding under this credit facility at December 31, 2016 and 2015 was $25.0 million and $2.2 million, respectively.  The net book value of the collateral for this credit facility at December 31, 2016 was $52,543,497.

On December 22, 2015, the Company entered into a fourth revolving credit facility in the amount of $15.0 million to provide funds for potential acquisitions, development of existing properties and other corporate purposes. The facility bears interest on the drawn amount at the rate of 130 basis points (1.3%) above the Three Month London Interbank Offered Rate (0.9979% and 0.6127% at December 31, 2016 and 2015, respectively). The Company is required to pay any interest due quarterly in arrears beginning April 1, 2016 and any unpaid interest and drawn principal is due and payable in full on January 1, 2021 (“Fourth Maturity Date”). The minimum advance under the terms of the facility is $500,000 and may be repaid at any time prior to the Fourth Maturity Date. The credit facility is collateralized by a first mortgage over and assignment of leases from the Kingfisher Ranch and Sandpiper Ranch properties. The Company pays a 0.25% per annum non-usage fee. There was no amount outstanding under this credit facility at December 31, 2016 or 2015.  The net book value of the collateral for this credit facility at December 31, 2016 was $27,001,446.

Pursuant to an amendment to the credit facilities completed in December 2015, the Company is required to maintain loan to value ratios of (i) 50% or less measured by the aggregate amount payable to the lender by the Company pursuant to all four existing credit facilities compared to the aggregate appraised value of the properties pledged as security under the four credit facilities and (ii) 60% or less measured by the amount payable to the lender by the Company pursuant to each individual credit facility compared to the appraised value of all of the properties pledged as security under each respective credit facility.  In addition, aggregate indebtedness of the Company must be less than 40% of the aggregate value of the Company’s investment in real estate.  The values used to determine compliance with the covenants are based on independent third-party appraisals performed at least annually.  The Company was in compliance with the covenants of each of these credit facilities as of December 31, 2016.

American Farmland Company

Notes to Consolidated Financial Statements

Aggregate Maturities

As of December 31, 2016, aggregate maturities of long-term debt for the succeeding years are as follows:

Year Ending December 31,	Future Maturities
2019	$25,000,000
2020	50,000,000
$75,000,000

7. RELATED PARTY TRANSACTIONS

Prior to the Internalization Transaction, the limited partnership agreement of the Operating Partnership (the LP Agreement”) provided that the Operating Partnership pay AFA a management fee in arrears calculated at the annual rate of (i) 1% of the Company’s share of the Gross Asset Value, as defined therein, of the Operating Partnership as of the end of the immediately preceding calendar quarter and (ii) 0.5% of the Founders’ share of the Gross Asset Value of the Operating Partnership as of the end of the immediately preceding calendar quarter. The management fee for the period ended October 22, 2015 amounted to $1,393,776, of which $0 was payable on December 31, 2015.  Prior to the Internalization Transaction, AFA utilized the management fees it received from the Operating Partnership to pay the Agricultural Sub-Adviser their fees.  After the Internalization Transaction, AFA became a wholly-owned subsidiary of the Operating Partnership.

Prior to the Internalization Transaction, AFA was entitled to a performance fee equal to 15% of the Funds from Operations (as defined in the LP Agreement) allocated to the capital account of the Company in the Operating Partnership each fiscal year and 10% of the Funds from Operations allocated to each Founder’s capital account in the Operating Partnership each fiscal year. The performance fee on Funds from Operations amounted to $549,620 for the period ended October 22, 2015, of which $0 was payable on December 31, 2015.

Prior to the Internalization Transaction, AFA was entitled to an additional performance fee equal to two-thirds of 15% of the net capital appreciation allocated to the capital account of the Company in the Operating Partnership each fiscal year and to one-third of 15% of the net realized capital appreciation allocated to the capital account of the Company in the Operating Partnership each fiscal year. AFA was also entitled to two-thirds of 10% and one-third of 10% of net capital appreciation and net realized capital appreciation, respectively, allocated to each Founder’s capital account in the Operating Partnership each fiscal year. The performance fee on net capital appreciation (realized and unrealized) amounted to $941,360 for the period ended October 22, 2015, of which $0 was payable on December 31, 2015.

These performance fees are reflected in management and performance fees related party on the consolidated statements of operations.

Immediately preceding the closing of the Offering on October 23, 2015 (the “Closing Date”), the Company internalized its management functions previously provided by AFA.  This was accomplished by having the previous owners of AFA (including AFC TRS LLC) which held a 0.2% interest in AFA, contribute 100% of their interests in AFA to the Operating Partnership. On the Closing Date, any performance fees related to Funds from Operations and capital appreciation that were previously assessable against the capital accounts of the partners in the Operating Partnership, ceased.  The previous owners of AFA received 986,438 Common Units in the Operating Partnership in aggregate in connection with the Offering valued at $8.00 per Common Unit or $7,891,504.

The excess of the fair value of the consideration for the Internalization Transaction amounting to $7,891,504 over the net liabilities assumed of $1,043,241, amounts to $8,934,745.  The excess amount together with $860,000 in transaction costs, which represent the fair value of the cost to terminate the various management contracts with AFA, associated with the Internalization Transaction totaling $9,794,745, have been expensed in the consolidated statement of operations during the year ended December 31, 2015 and have been allocated based on the percentage ownership of the Operating Partnership prior to the Offering.

American Farmland Company

Notes to Consolidated Financial Statements

We determined the fair value of the assets acquired and liabilities assumed relating to the Internalization Transaction to be as follows:

	Cash	Fixed Assets	Other assets	Legacy performance fee payable to Agr. Sub-Adviser	Other accrued expenses	Total fair value
AFA	$102,050	$1,228	$176,268	$(1,104,280)	$(219,748)	$(1,044,482)
AFC TRS LLC	—	—	1,241	—	—	1,241
	$102,050	$1,228	$177,509	$(1,104,280)	$(219,748)	$(1,043,241)

In addition, the Agricultural Sub-Adviser to AFA, Prudential Mortgage Capital Company, LLC, entered into an Amended and Restated Sub-Advisory Agreement (“Amended Sub-Advisory Agreement”) effective on the Closing Date whereby the Agricultural Sub-Adviser now receives a sub-advisory fee equal to the annual rate of 1.0% of the appraised value of the Operating Partnership’s properties at the end of each calendar quarter.  The fee for the year ended December 31, 2016 and the period October 23, 2015 to December 31, 2015 amounted to $2,696,581 and $413,930, respectively.  Pursuant to the Amended and Restated Sub-Advisory Agreement, our Agricultural Sub-Adviser was also entitled to an initial public offering capital compensation fee because less money was raised in our initial public offering than contemplated at the time the Amended and Restated Sub-Advisory Agreement was signed. The initial public offering capital compensation fee required additional make- whole payments calculated, (i) for the acquisition fee based on 2% of the difference between $84.75 million and the gross proceeds raised, (ii) for the management fee based on 1% of the difference between $84.75 million and the gross proceeds raised and (iii) such compensation fee payments are to be based on capital raised between October 31, 2014 and six months after the date of the initial public offering. During 2016, the Company and the Agricultural Sub-Adviser settled and agreed that the initial public offering capital compensation fee due was a one-time payment of $104,020, which has been included in the sub-advisory fees for the year ended December 31, 2016 included in the consolidated statement of operations.  Pursuant to the Amended Sub-Advisory Agreement, the Agricultural Sub-Adviser is entitled to performance fees as of the Closing Date as if all fees under the original Sub-Advisory Agreement were earned and payable (the “Legacy Performance Fee”).  The Legacy Performance Fee is payable in equal annual amounts over the next four years commencing in 2016.  Interest is payable at the simple rate of 5% on unpaid balances beginning on the Closing Date.  The balance of the Legacy Performance Fee payable to the Agricultural Sub-Adviser in the amount of $1,106,307 was repaid in full on August 3, 2016 out of the proceeds from the sale of the Hawk Creek property.  The Legacy Performance Fee payable was $1,106,307 as of December 31, 2015.

The Operating Partnership paid Optima Fund Management LLC (“Optima”), an affiliate of the Managing Member of AFA prior to the Closing Date, $24,274 and $30,000 for the period January 1, 2015 to October 22, 2015 and the year ended December 31, 2014, respectively, as a fee for providing administrative and accounting services to the Company and the Operating Partnership.  Subsequent to the Closing Date, AFA paid Optima $207,583 and $12,406 for the year ended December 31, 2016 and the period October 23, 2015 through December 31, 2015, respectively, pursuant to the Transitional Services Agreement in respect of occupancy, data processing and the accounting and other administrative services.  In addition AFA reimbursed Optima $252,406 for salaries, benefits and other miscellaneous expenses incurred by the Company’s employees for the period October 23, 2015 through December 31, 2015.  Subsequent to January 1, 2016, the employees of the Company were paid directly by AFA.

8. STOCKHOLDERS’ EQUITY

There were 300,000,000 shares of common stock, par value $0.01 per share, authorized with 19,631,054 issued and outstanding as of December 31, 2016 and 16,890,847 shares issued and outstanding as of December 31, 2015. There were 35 shares of 8% Series A Cumulative Non-Voting Preferred Stock, par value $0.01 per share, authorized with zero issued and outstanding as of December 31, 2016 and 2015.  29 shares of the 8% Series A Cumulative Non-Voting Preferred Stock were redeemed at a 10% premium on October 23, 2015.

2015 Initial Public Offering

On October 19, 2015, the Company priced the Offering of 6,000,000 shares of its common stock at a public offering price of $8.00 per share, which closed on October 23, 2015, resulting in gross proceeds of $48.0 million and net proceeds, after deducting underwriting discounts and offering expenses borne by the Company, of approximately $39.2 million.  $25.0 million of these proceeds were used to pay down the existing credit facility, $31,900 was used to redeem the 8% Series A Cumulative Non-Voting Preferred Stock, $1.5 million was used to make a deposit on the Sun Dial acquisition (see Note 4), and the remainder was used for other general corporate purposes.

American Farmland Company

Notes to Consolidated Financial Statements

Non-Controlling Interests in Operating Partnership

The Company consolidates its Operating Partnership, a majority owned partnership.  The Company owned 97.2% and 83.8% of the common limited partnership interests (“Common Units”) in the Operating Partnership at December 31, 2016 and 2015, respectively.  Since inception and prior to the Internalization Transaction, the Founders contributed $21,145,000 in capital to the Operating Partnership.

On or after 12 months after becoming a holder of Common Units, each limited partner, other than the Company, has the right, subject to the terms and conditions set forth in the partnership agreement of the Operating Partnership, to require the Operating Partnership to redeem all or a portion of such units in exchange for cash, or at our option, for shares of our common stock on a one-for-one basis.  The cash redemption per Common Unit would be based on the market price of our common stock at the time of redemption.  The number of shares of our common stock issuable upon redemption of Common Units held by limited partners may be adjusted upon the occurrence of certain events such as stock dividends, stock subdivisions or combinations.  A limited partner will not be entitled to exercise redemption rights if the delivery of common stock to the redeeming limited partner would breach restrictions on the ownership of common stock imposed under the Company’s charter and the transfer restrictions and other limitations thereof.

If the Company gives the limited partners notice of its intention to make an extraordinary distribution of cash or property to its stockholders or effect a merger, a sale of all or substantially all of its assets, or any other similar extraordinary transaction, each limited partner may exercise its right to redeem its Common Units, regardless of the length of time such limited partner has held its Common Units.

Regardless of the rights described above, the Operating Partnership will not have an obligation to issue cash to a unitholder upon a redemption request if the Company elects to redeem the Common Units for shares of common stock.  When a unitholder redeems a Common Unit, non-controlling interest in the Operating Partnership is reduced and stockholders’ equity is increased.

The Operating Partnership is required to make distributions on each Common Unit in the same amount as those paid on each share of the Company’s common stock, with the distributions on the Common Units held by the Company being utilized to make distributions to the Company’s common stockholders.

During the year ended December 31, 2016, limited partners in the Operating Partnership holding 2,709,157 Common Units requested redemption of their Units.  The Company elected to satisfy the redemption requests by issuing 2,709,157 shares of common stock in the Company.

As of December 31, 2016 and 2015, there are 560,399 and 3,269,556 Common Units, respectively, outstanding, all of which were eligible for redemption at December 31, 2016.

Pursuant to the consolidation accounting standard with respect to the accounting and reporting for non-controlling interest changes and changes in ownership interest of a subsidiary, changes in parent’s ownership interest when the parent retains controlling interest in the subsidiary should be accounted for as equity transactions. The carrying amount of the non-controlling interest shall be adjusted to reflect the change in its ownership interest in the subsidiary, with the offset to equity attributable to the parent. As a result of equity transactions including and subsequent to the Offering, changes in the ownership percentages between the Company’s stockholders’ equity and non-controlling interest in the Operating Partnership occurred during the year ended December 31, 2016. To reflect these changes, adjustments were made to decrease the non-controlling interest in the Operating Partnership by $988,441 during the year ended December 31, 2016, with the corresponding offset to additional paid-in capital.

American Farmland Company

Notes to Consolidated Financial Statements

Dividends

The Company’s Board of Directors declared and paid the following dividends to common stockholders for the years ended December 31, 2015 and 2016:

Fiscal Year	Declaration Date	Record Date	Payment Date	Dividend per Common Share
2015
	May 19, 2015	June 22, 2015	June 30, 2015	$0.1250
	October 4, 2015	October 1, 2015	October 8, 2015	0.0625
	December 10, 2015	December 22, 2015	December 29, 2015	0.0625
				$0.2500
2016
	March 2, 2016	March 21, 2016	March 31, 2016	$0.0625
	June 7, 2016	June 27, 2016	June 30, 2016	0.0625
	August 23, 2016	September 22, 2016	September 30, 2016	0.0625
	December 13, 2016	January 2, 2017	January 13, 2017	0.0625
				$0.2500

Equity Incentive Plan

The Company has issued equity-based awards to officers, employees, non-employee directors and other key persons under the Company’s 2014 Equity Incentive Plan (the ‘‘Plan’’), which became effective on the Closing Date.  We initially reserved 806,400 shares of common stock equal to 4.0% of the outstanding shares of common stock and Common Units.  The Plan provides for the grant of stock options, share awards (including restricted stock and restricted stock units), stock appreciation rights, dividend equivalent rights, performance awards, annual incentive cash awards and other equity based awards, including LTIP units, which are convertible on a one-for-one basis into Common Units.  The terms of each grant are determined by the Compensation Committee of the Board of Directors.  No awards were made pursuant to the Plan during the year ended December 31, 2015 and as of December 31, 2015, there were 806,400 of shares available for future grant under the Plan.  As of December 31, 2016, as a result of the below mentioned awards granted during the year ended December 31, 2016, there were 595,470 shares available for future grant under the Plan.

On March 2, 2016, the Compensation Committee of the Board of Directors approved the award of 47,444 shares to officers, employees and a non-employee director under the Company’s Plan for services related to the Offering. The number of shares granted was determined by dividing 25% of each executives’ annual salary by the Offering price of $8.00 per share, so that the value of the grant would reflect the change in the Company’s stock price since the Offering. The shares had a fair market value of $5.95 per share as of the date of the grant.  These shares were immediately vested, but were subject to lock-up agreements entered into in connection with the Offering until April 18, 2016.  The Company recognized $282,292 of stock-based compensation expense associated with this award during the year ended December 31, 2016.  Following the withholding of shares for tax withholdings, 31,050 additional shares were issued and outstanding in connection with this award.

On March 23, 2016, the Compensation Committee of the Board of Directors approved the award of 163,486 restricted stock units (“RSUs”) to officers, employees and a non-employee director under the Plan.  The RSUs are subject to vesting over a four-year period based entirely upon the attainment of pre-determined levels of total shareholder returns, as will be measured as of each year end compared to the Company’s common share price on December 31, 2015, and with one-quarter of the RSUs subject to vesting each year.  The RSUs are not entitled to receive dividends while unvested.  Upon a change in control, the grants may accelerate up to one year’s worth of vesting if the change in control price per share meets the pre-determined performance metrics and additional amounts may vest if the change in control price per share exceeds the net asset value per share. The aggregate RSU award fair value as of the March 23, 2016 grant date was estimated to be $102,588 using Monte Carlo simulation techniques and is being amortized over the respective vesting periods for each of the awards.  The Company recognized $50,788 of stock-based compensation expense associated with this award during the year ended December 31, 2016.  Based on the pre-determined level of shareholder return in 2016, the Company recognized $138,816 of stock-based compensation expense associated with this award as of December 31, 2016.  Following the withholding of shares for tax withholdings, 8,295 additional shares were issued on January 5, 2017 in connection with this award.

9. COMMITMENTS AND CONTINGENCIES

With the exception as detailed below, we were not a party to any legal proceeding as of December 31, 2016.

American Farmland Company

Notes to Consolidated Financial Statements

On October 26, 2016, a purported class action lawsuit was filed in the Circuit Court for Baltimore County, Maryland against the directors of the Company, the Company, certain affiliates of the Company and FPI under the caption Parshall v. American Farmland Company et. al., Case No. 24C16005745.  The complaint alleges that the Company directors breached their duties to the Company in connection with the evaluation and approval of the proposed merger with FPI.  In addition, the complaint alleges, among other things, that the Company aided and abetted those breaches of duties. The initial complaint sought equitable relief, including a potential injunction against the mergers, but the plaintiffs did not seek further proceedings and the mergers have closed.  Subsequent to the closing of the mergers, the complaint was dismissed.

As of December 31, 2016, the Company had commitments to spend in 2017 the amount of $209,000 for the purchase of permanent crops and equipment on development properties.

The Company entered into a one year lease for office premises in Salt Lake City, Utah on December 1, 2016.  The amount outstanding under the lease as of December 31, 2016 is $19,800.

10. LEASES

The Company’s properties are leased to tenants under operating leases, which expire on various dates through 2020. Future minimum rents to be received from tenants under non-cancelable leases in effect at December 31, 2016, are as follows:

2017	$9,130,000
2018	7,843,000
2019	5,765,000
2020	1,639,000
$24,377,000

In addition to the minimum lease payments described above, the Kimberly Vineyard, Golden Eagle Ranch, Condor Ranch, Quail Run Vineyard, Falcon Farms, Kingfisher Ranch, Blue Heron Farms, Cougar Ranch, Cheetah Ranch, Puma Ranch and Lynx Ranch leases require the tenants to pay participating rent (in some cases above a threshold), based on a percentage of gross revenues, as defined, derived from the leased property. Participating rent was $5,105,659 and $4,307,950 for the years ended December 31, 2016 and 2015, respectively.

11. SUBSEQUENT EVENTS

Management has evaluated all transactions and events after the balance sheet date through August 28, 2017, recognizing that the mergers were complete on February 2, 2017 and the American Farmland Company entity no longer exists, and noted that were no items that would warrant disclosure, except as disclosed below.

Between January 1, 2017 and January 31, 2017, limited partners in the Operating Partnership holding 265,758 Common Units requested redemption of their Units.  The Company elected to satisfy the redemption requests by issuing 265,758 shares of common stock in the Company.

On February 2, 2017 the Company successfully completed the mergers (see Note 1).

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